LEASE

BETWEEN:

JEFFREY LOUIS COOPER

(Landlord)

-and-

HYDROGENICS CORPORATION

(Tenant)

PROPERTY ADDRESS: 220 Admiral Road
Mississauga, Ontario
L5T 2N6 Canada

LEASE AGREEMENT

THIS INDENTURE made effective as of this 1st day of August, 2010.

BETWEEN:

JEFFREY LOUIS COOPER

(hereinafter called the "Landlord")

OF THE FIRST PART;

- and -

HYDROGENICS CORPORATION

(hereinafter called the "Tenant")

OF THE SECOND PART;

WITNESSETH that in consideration of the rents, covenants, and agreements hereinafter reserved and contained on the part of the said Tenant, to be paid, observed and performed, the said Landlord has demised and leased and by these presents doth demise and lease unto the said Tenant:

1. LEASED PREMISES:

ALL THOSE CERTAIN LEASED PREMISES and lands located at **220 Admiral Boulevard, in the City of Mississauga,** as outlined on the Plan annexed hereto as Schedule "A" containing a building of approximately 25,300 square feet of rentable space and as further described on the building specifications attached hereto as Schedule "B", (hereinafter referred to as "the Leased Premises"). Said lands and Leased Premises being legally described as Blocks 17 and 18, Plan 43M-984, in the City of Mississauga, Regional Municipality of Peel, registered in the Land Registry Office for the Land Titles Division of Peel (No. 43).

2. TERM:

TO HAVE AND TO HOLD the said Leased Premises for and during the term of three (3) years plus two (2) months, to be computed from September 1, 2010 (the "Commencement Date") and ending on October 31, 2013 (the "Termination Date"). The Tenant shall be granted access to the Leased Premises on August 1, 2010 (after the Tenant has provided the Landlord proof that the property has been insured by the Tenant in an amount and form satisfactory to the Landlord, and after executing the lease herein). Access to the Leased Premises during the month of August, 2010 shall be for the purposes of fixturing the Leased Premises and upon completion thereof to carry on its business therefrom and the Tenant shall not be responsible for the payment of Rent or Additional Rent during the said month of August, 2010, including utilities, the cost of which will remain the responsibility of the Landlord until August 31, 2010. The Tenant shall, save and except for the payment of Rent and Additional Rent (including the payment of utilities), be responsible for and shall be bound by all other terms and conditions of the Lease, mutatis mutandis, during the said month of August 2010, immediately upon being granted keys to the Leased Premises.

The Tenant acknowledges that Galaxy Home Furnishings ("Galaxy") is on a short term lease in the warehouse portion of the Leased Premises and has the right to remain in the said warehouse portion thereof until August 31, 2010. The Tenant and its employees and contractors will conduct themselves in the Leased Premises during the said month of August, 2010 so as not to damage Galaxy's inventory or disturb Galaxy's tenancy.

3. RENT:

THE TENANT shall pay from and after the Commencement Date and throughout the term, to the Landlord at the office of the Landlord, or at such other place designated by the Landlord, in lawful money of Canada, except as otherwise set forth herein or as permitted by law without any prior demand therefore and without any deduction, abatement, set-off, or compensation whatsoever, as Rent, the annual amounts set out in Schedule "C" based upon annual rates per square foot of the Rentable Area of the Leased Premises (the "Rent"). Rent is payable in advance in equal consecutive instalments on the first day of each calendar month of each year of the Term, in monthly amounts and will be prorated on a daily basis for any fractional portion of a month at the beginning or end of the Term. The Rent table is attached to this Lease as Schedule "C".

4. NET LEASE: ADDITIONAL RENTS

THE LEASE SHALL, save and except as herein expressly provided, be entirely net to the Landlord. The Tenant shall be responsible for realty taxes, building insurance, roof maintenance and inspection (the cost of roof maintenance and inspection being fixed at the rate of $110 per month during the term and any renewal thereof) and operating costs including Harmonized Sales Tax (HST) (the "Additional Rent"), all of which shall be paid directly by the Landlord to the appropriate municipality, insurance company and/or roof maintenance and inspection company (as the case may be) and the Tenant agrees to pay to the Landlord on a monthly basis 1/12 of the Landlord's good faith reasonable estimate of Additional Rent, currently estimated to be $2.15 net per square foot per annum. Realty taxes are estimated at $1.91 per square foot per year, (2010 actual). Insurance is estimated at $.19 per square foot per year. A roof inspection and maintenance contract is estimated at $.05 per square foot per year. The Tenant shall not be charged for any management, maintenance, or capital reserve fee which in the aggregate exceeds $.80 per square foot per annum during the Term and any extension or renewal. The Tenant and Landlord shall make the necessary adjustments from time to time to reflect any changes in tax or insurance rates. Realty taxes may be adjusted by the municipality as a result of the Tenant's improvements or the Tenant's use of the Leased Premises. All maintenance and other occupancy costs to be directly contracted out and paid by the Tenant. including, but without limiting the generality of the foregoing, Harmonized Sales Tax (HST), insurance on contents, water, gas, hydro, heating, snow removal, and landscaping.

5. DEPOSIT:

THE LANDLORD acknowledges receipt of the sum of $40,500.00 as an initial deposit, given along with the Offer to Lease, on account of the first month's Rent and Additional Rent and HST payable under the Lease plus a security deposit in the amount of $20,727.03 which is an estimate of last month's net Rent plus last month's Additional Rent and HST, which shall be held by the Landlord, with no interest payable to the Tenant, until the expiry or other termination of this lease. Outlined for clarification in Schedule C herein, including minor reconciliation amount.

6. TENANT'S COVENANTS:

THE TENANT COVENANTS AND AGREES with the Landlord as follows:

(a) Rent: To pay Rent.

(b) Taxes: To pay to the Landlord in each and every year during the term hereof, as Additional Rent:

(i) All realty taxes, rates, duties, and assessments whatsoever, including local improvement rates, whether municipal, parliamentary or otherwise, now charged, levied, rated or assessed, or hereafter to be charged, levied, rated or assessed against the Leased Premises and the lands thereunder of which the Leased Premises form part of any similar taxes not now in existence or contemplated at any time during the term hereof by any competent governmental or municipal body in addition to, or in lieu of, the taxes, rates, duties or assessments hereinbefore referred to; and

(ii) If the realty taxes in respect of the Leased Premises shall be increased by reason of any installations made in or upon, or any alteration made in or to the Leased Premises by the Tenant, or in a change of use category by the Tenant, amount of such increase; and

(iii) If the Tenant or any person, firm or corporation occupying the Leased Premises or any part thereof assessed for separate school taxes, the amount by which the separate school taxes exceed the amount which would be payable by the Landlord for school taxes, had such election not been made, provided that if the Tenant so elects and the separate school taxes paid are less than public school taxes in any year of term hereby granted, the amount of school tax payable by the Tenant shall be reduced accordingly;

(iv) All realty taxes, rates, duties and assessments whatsoever, including local improvement rates now charged, levied, rated or assessed, or hereafter to be charged, levied, rates or assessed upon or in respect of the outside areas, and including but without limiting the generality of the foregoing, all business taxes, if any from time to time payable by the Landlord in respect of the outside areas and facilities, or any part thereof;

(v) At the same time or times as the Tenant shall make payment to either both of Rent and/or Additional Rent, the Tenant shall pay to the Landlord any and all Harmonized Sales Tax (HST) payable with respect to such Rent and/or Additional Rent pursuant to the Excise Tax Act (Canada).

(vi) in no event shall Tenant be liable or responsible to pay any tax based on gross income or any income of the Landlord.

If the Tenant intends to institute any appeal or contestation of the aforesaid taxes, the Tenant shall first obtain the approval of the Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In the course of such appeal or contestation, the Tenant shall within ten (10) days after request

by the Landlord deliver to the Landlord for inspection receipts for payment, notices of any assessment or such other information in connection with the said taxes as the Landlord determines from time to time and shall deliver to the Landlord at least Ten (10) days prior to the last date permitted for filing of any appeal a notice of any appeal or contestation the Tenant intends to institute with respect to taxes.

(c) Business Tax: To pay, if applicable, as when the same becomes due, and to save the Landlord in all respects harmless with respect hereto, all business taxes from time to time levied against, or payable by the Tenant in respect of the Tenant's occupancy of the Leased Premises.

(d) Outside Areas: Whenever in this Lease reference shall be made to the outside areas and facilities, the same shall mean all of the lands described in Item (1), "Leased Premises," and shall include any improvements (apart from structures erected by the Tenant) thereon and hereto, such as tool sheds, lighting standards and parking signs.

(e) Tax Bills: The tax payments required to be made by the Tenant to the Landlord under the provisions of subparagraph (b) hereof shall be paid by the Tenant to the Landlord on presentation to the Tenant of a statement of monies due by the Tenant supported by copies of tax bills.

(f) Utility Payment: In each and every year during the term hereof the pay, satisfy and discharge, directly or indirectly, all charges in connection with water, electrical current, gas, rental charges for gas or electrically operated hot water heaters and other public or private utilities or services extraordinary as well as ordinary, supplied at any time to the Leased Premises.

(g) Indemnity: Tenant shall indemnify and hold Landlord harmless from all loss, damage, cost, expense or liability (including reasonable attorneys' fees, expenses and disbursements) incurred by Landlord arising out of or in connection with any injury to, or death of, any person, or damage to, or destruction of, property occurring in, on, or about the Leased Premises, and which injury, death, damage or destruction is caused by the acts or omissions of Tenant or Tenant's employees, agents, contractors, subcontractors, invitees, licensees or other authorized representatives. The Tenant's obligation under this Section to indemnify and hold the Landlord harmless shall be limited to the sum that exceeds the amount of insurance proceeds, if any, received by the Landlord.

(h) Repair: At its own expense, to properly carry out all repairs and maintenance of the Leased Premises and of all machinery and equipment situate therein or thereon (both inside and outside and including any stairs or platforms leading thereto), and to repair and maintain the Leased Premises, only excepting reasonable wear and tear (not inconsistent with the maintenance of similar industrial premises having regard for the then age of the said building).

If the Tenant, after written notice and failure to cure within the times periods set forth herein, refuses or neglects to carry out any maintenance and repairs properly as required pursuant to this Lease, and to the reasonable satisfaction of the Landlord, the Landlord may, but shall not be obliged to, perform such

maintenance and repairs without being liable for loss or damage that may result to the Tenant's merchandise, fixtures or other property or to the Tenant's business by reason thereof, and upon completion thereof, the Tenant shall pay to the Landlord on demand, both the Landlord's costs relating to any such maintenance, repairs and replacements plus a sum equal to Fifteen percent (15%) thereof representing the Landlord's overhead. The Tenant agrees that the making of any maintenance and repairs by the Landlord pursuant to this Section is not a re-entry or a breach of any covenant for quiet enjoyment contained in the Lease.

If the replacement of any nonstructural item is required, the Landlord will pay for said replacement and bill back to the Tenant the Tenant's share as part of the Additional Rent. The Tenant's share will be calculated as follows; the economic life of the capital item being replaced shall be determined in accordance with recognized industry standards and shall be divided by the full term of the lease and renewals if applicable, to derive a percentage, which shall represent the Tenant's reasonable use of said capital item. The Tenant shall be responsible for paying the Tenant's share in equal monthly instalments amortized over the remaining term of the lease. For example, if a capital item with a 15 year economic life requires replacement at any time during the first 3 year term of the lease the Tenant's share shall be 20% (ie...3/15). If a capital item with a 15 year economic life requires replacement at any in the fourth year, (second term, first year), the Tenant's share shall be 40% (ie...6/15).

The Tenant shall re-key the Leased Premises at its own expense and provide Landlord with a master key. The Tenant may re-use the proprietary security system that was left in place by a previous Tenant, at the Tenant's election. The Landlord makes no representations as to the utility or state of repair for either the existing keyed door systems and or the existing security system. The Tenant may remove the existing keyed door system and or the existing security system without the requirement to replace the same at the expiry or other termination of the Lease.

(i) Statutes: To promptly comply with and conform to the requirements of all applicable statues, laws, by-laws, regulations, ordinances and orders from time to time, or at any time in force during the term hereof and affecting the condition, equipment, maintenance, use or occupation of the Leased Premises and all requirements of the Tenant's and landlord's insurers.

(j) Observance of Damage: In the event of the observance of any apparent structural defect of material damage to the Leased Premises by any cause, to give notice in writing to the Landlord of such defect or damage forthwith upon the same becoming known to the Tenant

(k) Entry: Subject to the confidentiality provision herein and upon receipt of prior written notice within twenty four (24) hours, to permit the Landlord at all reasonable times and in attendance with the Tenant, to enter upon and view the state of repair and maintenance of the Leased Premises and to comply with all reasonable requirements of the Landlord with respect to the care, maintenance and repair thereof, subject to the exceptions hereinbefore provided.

(l) Expiration: Tenant shall surrender the Leased Premises at the termination of the lease in good condition, reasonable wear and tear, casualty and condemnation all excepted. All of the improvements, alterations, and additions to the Leased Premises shall become the property of the Landlord upon the expiration of the Lease, except for any personal property such as movable furniture, trade fixtures, goods, equipment, proprietary security systems and test equipment.

(m) Entry Maintenance: At its own expense, to keep entrance ways and all steps and platforms leading to the Leased Premises reasonably clear of all snow, ice and debris;

(n) Business Use: The Tenant may use the Leased Premises for manufacturing, warehouse and ancillary office uses; including, without limitation, for designing, manufacturing, building and installing commercial hydrogen systems, in accordance with all applicable local zoning and other authorities.

(o) Inspection: Subject to the provisions of the confidentiality contained herein and upon receipt of prior written notice within twenty-four (24) hours and during normal business hours, during the term hereby granted any stranger or strangers who are prospective purchasers or mortgagees or tenants only during the last six months of the term, may inspect the Leased Premises or any parts thereof at any reasonable times on producing an order to that effect signed by the Landlord, provided that such inspections shall not unduly impinge on the classified nature of the business of the Tenant, if any, and provided that the Tenant may elect to cause its employees or agents to be present at the time of such inspection.

(p) Heating and Air Conditioning: Subject to Landlord's representation and warranty contained in the Agreement to Lease between the Landlord and Tenant dated July 23, 2010 regarding the age and condition of same, to assume the sole responsibility for repair and maintenance and the cost of the heating and air conditioning of the Leased Premises with the heating equipment supplied by the Landlord.

(q) Assignment:

(i) The Tenant shall have the right, if not in default beyond any applicable notice and cure period, to assign the Lease or to sublet the Leased Premises in whole or in part at any time or times during the initial term or renewal, with the written consent of the Landlord and which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any assignment of the Lease, and provided that the Tenant submits together with its request for the Landlord's consent, full detailed up-to-date financial statements of the proposed assignee which establishes that such assignee is at least as credit worthy as the Tenant, then the Landlord shall, acting reasonably, release the Tenant from all of its liabilities under the Lease, which release shall be effective as of the effective date of the said assignment; provided that notwithstanding any such release, the Tenant shall remain liable to the Landlord to the extent that the Rent and Additional Rent payable by the Assignee pursuant to

the terms of the said Assignment is less than the Rent and Additional Rent payable by the Tenant to the Landlord under this Lease.

Said right of Tenant shall not apply to the leasing of the roof or any part of the Leased Premises for satellite, microwave or radio transmission equipment to an unrelated entity for the payment of monies. In the event Tenant sublets the entire Leased Premises, Tenant shall be required to remove all roof mounted satellite or radio transmission equipment, as elsewhere defined in Paragraph 6(r) of this Lease.

(ii) The Landlord may charge a fee of up to $1500.00 inclusive all legal costs incurred by the Landlord to the Tenant, for the Landlord's written consent to assignment, and such fee shall not be considered to be a penalty.

(iii) At the time that such consent for assignment or subletting of the Leased Premises is requested of the Landlord as contemplated by sub-paragraph (i) hereof, the Tenant shall notify the Landlord in writing of the terms upon which such assignment or subletting is being made, and the Landlord shall have fifteen (15) days from the date of receipt of such written notice to elect not to consent to such assignment or sub-letting; failing which the Landlord's consent shall be deemed to be given by the Landlord to the Tenant.

(iv) Notwithstanding anything to the contrary contained herein, Tenant shall have the right to assign or sublet all or any portion of the Leased Premises to either: (i) any subsidiary or affiliate of the Tenant, (ii) any entity resulting from an amalgamation, merger or consolidation, spin off or divestiture of Tenant; or (iii) any entity succeeding to the business and assets of Tenant without the consent of Landlord; provided that: (1) Landlord is notified by Tenant in writing of such assignment or sublet; and, (2) if an assignment, the assignee shall, in writing, assume and agree to perform all of the obligations of Tenant under the Lease, and Tenant shall deliver a copy of such assignment and assumption agreement to Landlord within ten (10) days thereafter. For the purposes of this provision, the term "Affiliate" includes entities which (i) controls, is controlled by or is under common control with Tenant; (ii) results from a merger or consolidation of Tenant; (iii) acquires the business being conducted on the Leased Premises.

(r) <u>Roof Mounted Equipment:</u>

Subject to Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed and provided that such equipment shall be installed for on-Leased Premises employee recreational use or GPS purposes, Tenant shall be provided with the right for installation, operation and maintenance of radio transmitting and receiving equipment, microwave, satellite or antennae communication system devices along with associated other electronic equipment that may be passive and/or active and mounting structures (Hereafter "Tenant's In-House Equipment"). Tenant shall be responsible for the cost of any such installation and subsequent removal of Tenant's In-House Equipment. There shall be no charge for the roof space occupied by Tenant's In-House Equipment.

Notwithstanding, Landlord does not permit Tenant to install on the roof, or anywhere on the property, radio transmitting and receiving equipment, microwave, satellite or antennae communication system devices which produce rental revenue from third parties or derived revenue for any division of Tenant's corporation. Revenue generating transmission equipment shall require separate Landlord approval, appropriate lease terms and compensation to the Landlord.

(s) Insurance:

(i) That it will during the whole term hereby granted pay to the Landlord as hereinafter provided, as Additional Rent, all premiums with respect to insurance purchased by the Landlord for which true and correct copies of original invoices are presented and described as follows:

(A) All Risk coverage insurance for the full replacement value of the building, its improvements and equipment and including fire rental income insurance;

(B) Broad from boiler and unfired pressure vessels insurance including repair or replacement and rental income coverages in amounts reasonably satisfactory to the Landlord, if required by the Landlord; and

(ii) The Tenant shall during the whole of the term hereby granted obtain and maintain full force and effect insurance as follows:

(A) Commercial General Liability Insurance in the amount of FIVE MILLION DOLLARS ($5,000,000.00);

(B) Tenants' Legal Liability Insurance in the amount of Five MILLION DOLLARS ($5,000,000.00)

(t) Estimated Additional Rent: The Landlord shall estimate on the date of the commencement of each calendar year, the Additional Rent with respect to such calendar year, including realty taxes and other charges herein to be paid by the Tenant, and deliver the estimate to the Tenant and such amount shall be payable by the Tenant in equal monthly instalments on the day on which Rent is payable hereunder. Within sixty (60) days after the end of the period for which the estimated payments of Additional Rent have been made, the Landlord will determine and will advise the Tenant of the exact amount of the Additional Rent. Upon the Landlord making such final determination, the Additional Rent shall be adjusted between the Landlord and the Tenant, whereupon any deficiency in payment shall be immediately paid to the Landlord and any overpayment by the Tenant shall either be credited to the Tenant's account or paid to it. Tenant, or its representative shall have the right to examine and to copy Landlord's books and records showing Additional Rent and realty taxes at Tenant's sole cost and expense. Such examination will be upon reasonable prior notice to Landlord and during normal business hours at any time within six (6) months following the furnishing by Landlord to Tenant of Landlord's annual statement reconciling estimated Additional Rent expenses to actual Additional Rent expenses. The books and records that Tenant may examine include, but are not limited to,

accounting records, vendor contracts, payroll records, management agreements and supporting invoices and detail for all items. If an error is discovered that has also been made in previous Landlord statements, Tenant may correct that same error in the previous statements and receive credit therefor. Mathematical errors or errors in computation may be corrected at any time during the Term of the Lease.

(u) Loading: That all loading and unloading of merchandise, supplies, materials, chattels, equipment, garbage or refuse, with the exception of the Tenant's general office supplies, shall be made only through or by means of the shipping doors so designated by the Landlord except as otherwise agreed to by the Landlord from time to time.

7. ENVIRONMENTAL:

Landlord agrees to indemnify and save harmless Tenant, Tenant's divisions, affiliates, subsidiaries and successors and assigns and their present and future officers, directors, employees and agents (collectively "Indemnities") from and against any and all liabilities, penalties, fines, for, demands, damages, losses, claims, causes of action, suits, judgments, and costs and expenses incidental thereto (including cost of defense, settlement, reasonable lawyer's fees, reasonable consultants fees and reasonable expert fees), which Tenant or any or all of the Indemnities may hereafter suffer, incur, be responsible for or disburse as a result of:

(a) any governmental action, order, directive, administrative proceeding or ruling;

(b) personal or bodily injuries (including death) or damage (including loss of use) to any property (public or private):

(c) cleanup, remediation, investigation or monitoring of any pollution or contamination of or adverse effects on human health or the environment; or

(d) any violation or alleged violation of laws, statutes, ordinances, orders, rules or regulations of any governmental entity or agency (collectively "Environmental Liabilities") directly or indirectly caused by Landlord or arising out of any Environmental Hazards existing on or about the Leased Premises, except to the extent that any such existence is caused by Tenant's activities on the Leased Premises. The term "Environmental Hazards" shall be defined as hazardous substances, hazardous wastes, toxic substances, pollutants, asbestos, polychlorinated biphenyls (PCBs), petroleum or other fuels (including crude oil or any fraction or derivative thereof) and underground storage tanks. This provision shall survive termination of the Lease.

Tenant, its successors, assigns, sublessees, agree to indemnify and save harmless Landlord, Landlord's successors and assigns and Landlord's present and future officers, directors, employees and agents (collectively "Indemnities") from and against any and all liabilities, penalties, fines, forfeitures, demands, damages, losses, claims, causes of action, suits, judgments, and costs and expenses incidental thereto (including cost of dense, settlement, reasonable attorneys' fees, reasonable consultant fees and reasonable expert fees), which Landlord or any or all of the Indemnities may hereafter suffer, incur, be responsible for or disburse as a result of any Environmental Liabilities directly or

indirectly caused by or arising out of any Environmental Hazards existing on or about the Leased Premises but only to the extent that any such existence is caused by Tenant's activities on the Leased Premises. This provision shall survive termination of the Lease.

8. FIXTURES, ALTERATIONS & SURRENDER:

PROVIDED that the Tenant may, when not in default beyond any applicable notice or cure period, remove its fixtures, provided that the Tenant shall not remove or carry away from the Leased Premises or outside areas any buildings or part thereof or any plumbing, heating, ventilating, air conditioning, lighting equipment, wiring or electric panels and services, or other building services whether such equipment has been installed by the Tenant or Landlord. Tenant shall repair any damage by the installation or removal of its fixtures to the state that existed prior to such installation. Any improvements, alterations, additions or changes to the Leased Premises, except removable paneling and wall fixtures and furniture and trade fixtures (and further excluding all signs, and goods and materials used in the Tenant's business) shall upon Lease expiration become a part of the realty and belong to Landlord. Tenant's removable paneling and wall fixtures and furniture, trade fixtures, signs, goods and materials used in Tenant's business shall at all times remain personal property and may be removed from time to time by Tenant or other occupants of the Leased Premises, provided, however, that Tenant shall be responsible for the cost of repair of any physical injury to the Leased Premises caused by the removal of any such property, but not for any diminution in value of the Leased Premises caused by the absence of the property removed or by any necessity for replacing such property; provided however, Landlord reserves the right to require Tenant to remove any improvements, alterations, additions or changes to the Leased Premises done by Tenant except for any alteration which has been exempted by the Landlord in writing at the time the Landlord gives written approval authorizing said alteration or improvement. Written notice to the Tenant regarding requirement to remove and or restore alterations, to be given by the Landlord no less than thirty (30) days prior to the Termination Date. If Landlord has not provided written notice to Tenant in accordance with the previous sentence, all improvements, alterations, additions or changes to the Leased Premises done by Tenant shall be deemed to stay at the Leased Premises.

Notwithstanding the foregoing, no provision contained in this Lease shall be construed so as to require the Tenant to return the Leased Premises on the Termination Date (or earlier termination of the Lease) to either a condition which is different from the condition of the Leased Premises which existed on August 1, 2010 or to base building condition.

9. SEIZURE:

PROVIDED that if the term hereby granted or any of the goods and chattels of the Tenant in the Leased Premises shall be at any time seized or taken in execution or in attachment by any creditor of the Tenant in the Leased Premises or it a Writ of Execution shall issue against the goods or chattels of the Tenant, or, if the Tenant shall make any assignment for the benefit of creditors or commit any other act of bankruptcy as defined in the Bankruptcy Act of Canada or any amendment thereto, or becoming a bankrupt or insolvent shall take the benefit of any Act which may be in force for bankrupt or insolvent debtors, or shall attempt to abandon the Leased Premises, then the current month's Rent, together with the Rent for the three months next ensuing (and for purposes hereof Rent shall include all moneys designated to be paid as Additional Rent, including, but without limiting the generality of the foregoing, against billing on account of realty taxes, insurance premiums and maintenance of the common outside areas

and facilities), shall immediately become due and payable on presentation of invoices and the said term shall at the option of the Landlord forthwith become forfeited and determined, in which event the Landlord may re-enter and take possession of the Leased Premises as though the Tenant, or any occupant or occupants of the Leased Premises was or were holding over after the expiration of the term without any right whatsoever, provided that no action by the Landlord in so doing shall be deemed to relieve the Tenant of its obligations for the payment of Rent and Additional Rent or any other monies payable hereunder.

10. CHATTELS:

PROVIDED that in case of removal by the Tenant of its goods and chattels from the Leased Premises, the Landlord may follow the same for thirty (30) days, in the same manner as is provided for, the Commercial Tenancies Act or any other statute or any other subsequent legislation.

11. RE-ENTRY:

IN THE EVENT that the Tenant shall be in default of any of its covenants to pay Rent or Additional Rent, the Landlord shall give to the Tenant notice in writing stating the said default with reasonably sufficient particulars, and requiring that the said default is not remedied by the Tenant within seven (7) business days (excluding Saturdays, Sundays and Statutory holidays) after the receipt of such notice, the Landlord may at its option either enter into and upon the Leased Premises or any part thereof in the name of the whole and have again, repossess, and enjoy the same as of its former estate and the said Lease shall thereupon terminate. In the event that the Tenant shall be in default of any of its covenants hereunder, other than the covenant of the Tenant to pay Rent or Additional Rent, the Landlord shall give to the Tenant notice in writing stating the said default with reasonably sufficient particulars, and requiring that the said default be remedied and require that if such default is not remedied by the Tenant within thirty (30) days after the receipt of such notice, or such longer period as may be reasonably necessary in view of the nature of the default, the Landlord may, if the aforementioned notice and cure period has expired at its option either enter into and upon the Leased Premises or any part thereof in the name of the whole and have again, repossess, and enjoy the same as of its former estate and the said Lease shall thereupon terminate, or itself take steps and to do or cause to be done such things as may be necessary to remedy and correct such defaults. Provided further that in the event that the Landlord shall be entitled to, and shall elect to make a re-entry as hereinbefore provided for, any re-entry or other action so taken shall not be deemed to relieve the Tenant of its obligation to pay Rent and other monies payable as Rent in accordance with the provisions hereof and said Rent and other monies shall continue to accrue and be payable until such time as the Landlord is able to re-let the Leased Premises, or otherwise deal with the same in such manner that it did not sustain any loss should the Tenant then after fail to pay the Rent and other monies payable as Rent or otherwise under this Lease. Provided further that in addition to all other rights hereby reserved to it, the Landlord shall have the right to re-enter the Leased Premises for any period equal to or greater or less than the remainder of the then current term of the Tenant and to receive the Rent therefore, said Rent to be any sum which it may deem reasonable, to any Tenant which it may deem suitable and satisfactory, and for any use and purpose which it may deem appropriate and in connection with any such lease, the Landlord may make such changes in the character of the improvements of the Leased Premises as the Landlord may determine to be appropriate or helpful in effecting such lease; but in no event shall the Landlord be under any obligation to re-let the Leased Premises in whole or in part for any purpose which the Landlord may regard as injurious to the Leased Premises, or to any Tenant which the Landlord, in the exercise of

reasonable discretion, shall deem to be objectionable and to apply any Rent due hereunder, and the Tenant shall remain liable to the Landlord for the deficiency, if any, it being the intention hereof that nothing herein contained and no entry made by the Landlord hereunder shall in any way release the Tenant from the payment of Rent hereby reserved during the term hereof beyond such sum as may be realized by the Landlord by such re-letting or by the proceeds of any distress made by the Landlord against the Tenant; and provided that the Landlord shall not in any event be required to pay to the Tenant any Surplus of any sums received by the Landlord on a re-letting of the Leased Premises in excess of the Rent reserved hereunder. Notwithstanding anything to the contrary herein, in no event shall Tenant's total liability hereunder exceed the total remaining Rent including the Operating Expenses under the Lease Term.

12. OVERHOLDING:

PROVIDED that should the Tenant remain in possession of the Leased Premises after the termination of the original term, or the renewal term, without other special agreement, it shall be as a monthly Tenant at a monthly rental equal to One Hundred and Ten percent (110%) of the rental payable during the last month of the term hereof, payable on the first day of each and every month and subject in other respects to the terms of this Lease, including those provision requiring the payment of Additional Rent in monthly instalments.

13. LANDLORD'S COVENANTS:

THE LANDLORD COVENANTS with the Tenant as follows:

(a) For quiet enjoyment.

(b) No material changes, alterations or additions shall be made to the Leased Premises by Tenant without the prior written approval of Landlord, which approval shall not be unreasonably withheld conditioned or delayed. Prior to making any such changes, alterations or additions, Tenant shall submit written plans and drawings respecting same to Landlord and Landlord shall approve or disapprove same within seven (7) days after receipt thereof, and if Landlord fails to disapprove such plans and drawings by notice in writing to Tenant within such time, they shall be deemed approved. All changes, alterations and additions, regardless of value, shall comply with the applicable provincial, regional and municipal laws, statutes, orders, ordinances, rules and regulations. Landlord agrees, if necessary, to join in any applications to governmental authorities for such permits as may be required to do the work contemplated in this Paragraph 13(b).

Notwithstanding the foregoing, the Tenant shall have the right from time to time to make non-structural alterations and changes and installations not affecting the structure in the interior of the Leased Premises as it may find necessary for its purpose and at its own expense, without requiring the Landlord's written consent, provided that, such changes or alterations cost less than $25,000.00. Plans for such alterations or changes shall be delivered to the Landlord and the consent of the Landlord in writing, where required, shall first be obtained, such consent not to be unreasonably or arbitrarily withheld; provided that Tenant obtains necessary permits from all governmental agencies having jurisdiction and Tenant supplies copies to Landlord of all permits; provided that upon the termination of

this lease Tenant, if requested in writing by the Landlord, shall restore the interior of the Leased Premises or portions thereof to its former condition immediately prior to the installation of such alterations or changes, reasonable wear and tear excepted, not inconsistent with the maintenance of the building of which the Leased Premises forms a part as first class industrial Leased Premises having regard for the then age of the building, including the restoration of such standard fixtures as may have been installed by the Landlord, and if not so requested in writing by the Landlord any such changes or alterations shall become the property of the Landlord.

(c) That the Landlord has in it good right, full power and absolute authority to let the Leased Premises with their appurtenances according to the true intent of this indenture, and that it will execute such further assurances with respect thereto as may be reasonably required.

(d) The Landlord shall make all structural repairs to the Leased Premises, including those to the roof, provided that in the event that such major structural repairs are necessitated by the negligence or willful acts or omission of the Tenant then the Tenant shall pay to the Landlord as Additional Rent forthwith upon demand the cost of all such structural repairs together with the Landlord's administrative Landlord agrees not to place any signs on the roof of the demised Leased Premises but shall be entitled to place communication equipment on the roof if the Landlord so desires.

(e) The Landlord shall indemnify and hold harmless the Tenant for all loss, damage, cost, expense or liability (including reasonable attorneys' fees, expenses and disbursements) incurred by Tenant arising out of or in connection with any injury to, or death of, any person, or damage to or destruction of property occurring in, on, or about the Leased Premises and which injury, death, damage or destruction is caused by the acts or omissions of Landlord or Landlord's employees, agents, contractors, subcontractors, invitees, licensees or other authorized representatives. The Landlord's obligation under this Section to indemnify and hold the Tenant harmless shall be limited to the sum that exceeds the amount of insurance proceeds, if any, received by the Tenant.

(f) So as long as the Landlord is a non-resident of Canada within the meaning of the *Income Tax* Act (Canada), as amended from time to time, the Landlord shall deliver to the Tenant, prior to the day on which the first payment of Rent and/or Additional Rent becomes payable in each calendar year, written confirmation from the Canada Revenue Agency ("CRA"), that CRA has approved the NR6 Undertaking, failing which the Tenant may withhold the applicable amount on account of tax for which it may become liable to CRA from its payment of such Rent and/or Additional Rent pursuant to this Lease until it receives such written confirmation.

14. STRUCTURAL REPLACEMENTS AND REPAIRS:

THE LANDLORD shall be responsible for roof replacement or repair in the event it is required during the Tenant's term or renewal thereof, provided replacement and repair is not required by any negligent act or omission of the Tenant or those for whom the Tenant is legally responsible. The Landlord shall be responsible for structural replacement or repairs to the building including

but not limited to, exterior walls and floors, electrical service, plumbing service and its services to the building not resulting from the Tenant's improvements, changes or alterations or negligence or default and all of which must be in conformity to the City by-laws. The Landlord shall undertake any such repairs promptly upon receipt of notice from the Tenant.

15. MECHANICAL AND LIFE SAFETY INSTALLATIONS:

THE LANDLORD shall, at its expense, ensure that the Leased Premises and all mechanical, roofing, heating, air-conditioning (if applicable), plumbing (including sprinklers) dock levellers, life-safety systems and the electrical equipment in the Leased Premises are in good repair and working order and meet the requirements of all laws, statutes, ordinances, orders, rules, or regulations, by-laws and building and fire codes of all relevant governmental and municipal entities and agencies as at the date of possession of the Leased Premises. The Landlord shall give the Tenant confirmation in writing that this has been done by the Commencement Date.

16. LANDLORD'S WORK:

THE LANDLORD shall not be required to perform any Tenant improvements under the terms of this Lease. The Tenant accepts the building in an "AS IS, WHERE IS" condition. Notwithstanding the above, the Landlord shall provide the following at the Commencement Date:

- HVAC balanced throughout the Leased Premises and working to Building standard.
- Building Standard T-bar ceiling and acoustic tile cleaned and repaired throughout the Leased Premises where necessary.
- Building Standard fluorescent light fixtures installed and working in all areas throughout the Premises.
- Supply necessary exit lights and emergency lights per building and fire codes.
- Existing building Standard window coverings, repaired and cleaned where necessary, (Tenant to be responsible for window coverings for any new windows installed by them).
- Fire Hose Cabinets and fixtures installed and working.
- Ensure all lighting, electrical, mechanical, life safety and plumbing is in good working order.
- Deliver the Leased Premises in a clean, broom-swept condition with any debris or chattels to be removed and any damaged caused by such removal to be repaired.

The Landlord's Work shall be completed by September 30, 2010 and the Leased Premises and all of its systems shall be in good working order and without defect.

17. DESTRUCTIVE DAMAGE:

PROVIDED and it is expressly agreed that if and whenever during the term hereby demised the building erected on the lands described in Schedule "B" annexed hereto shall be destroyed or damaged by any casualty, the following provisions shall apply:

(a) If the damage or destruction is such that the Leased Premises is rendered wholly unfit for occupancy or it is impossible or unsafe to use and occupy it and if in either event the damage, in the written opinion of the Landlord's architect, to be given to the Tenant within thirty (30) days of the happening of such damage or destruction, cannot be repaired with reasonable diligence within One Hundred and Twenty (120) days from the date the Landlord has given the written opinion, then the Tenant may within five (5) days next succeeding the giving of the written opinion as aforesaid, terminate this lease by giving to the Landlord in writing of such termination, in which event this Lease and the term hereby demised shall cease and be at an end as of the date of such destruction or damage and the Rent and all other payments for which the Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the date of such destruction or damage; in the event that the Tenant does not so terminate this Lease, then the Landlord shall repair the said building with all reasonable speed and the Rent hereby reserved shall abate from the date of the happening of the damage until the damage shall be made good to the extent of enabling the Tenant to use and occupy the Leased Premises.

(b) If the damage be such that the Leased Premises is rendered wholly unfit for occupancy, or if it is impossible or unsafe to use or occupy it, but if in either event the damage, in the written opinion of the Landlord's architect, subject to Tenant's prior written consent, to be given to the Tenant within thirty (30) days from the happening of such damage, can be repaired with reasonable diligence within One Hundred and Twenty (120) days from the date the Landlord has given this opinion, then the Rent hereby reserved shall abate from the date of the happening of such damage until the damage shall be made good to the extent of enabling the Tenant to use and occupy the Leased Premises, and the Landlord shall repair the damage with all reasonable speed.

(c) If the damage is such that the Leased Premises are partially damaged or destroyed and, in the written opinion of the Landlord's architect, to be given to the Tenant within thirty (30) days from the happening of such damage, can be repaired with reasonable diligence within One Hundred and Twenty (120) days from the date the Landlord has given this opinion, then the Rent hereby reserved shall abate in the proportion that the part of the Leased Premises so damaged bears to the whole of the Leased Premises, and the Landlord shall repair the damage with all reasonable speed. Provided that in the event of partial damage to the building with no damage to the Leased Premises, Rent shall not abate and the Tenant shall continue to use and occupy the Leased Premises, and the Landlord shall repair the damage to the building with all reasonable speed.

18. NO LIABILITY FOR CERTAIN CAUSES:

Except as expressly otherwise set forth in this Lease, the Landlord shall not be liable for, and the Tenant shall save harmless the Landlord from, any and all liability, costs, claims, demands

or actions for damages, injury or loss, suffered or sustained by any person or persons occasioned by the Tenant, its customers, employees, servants or agents, or by their neglect, default or misconduct or occasioned by steam, water, rain or snow, which may leak into, issue or flow from any part of the Leased Premises or from the water, steam, sprinkler or drainage pipes or plumbing works of the same or from any other place or quarter or for any damage caused by, or attributable, the condition or arrangement of any electrical or other wiring save and except where such damage shall be due to (i) the failure of the Landlord to maintain, repair or replace the roof, walls, foundations and cracks to the floors which are not caused by the Tenant's acts, omissions or neglect, or (ii) the negligence of the Landlord or those for whom it is in law responsible, and the covenants of indemnity herein contained in respect of damage to property, injury or death, occurring during the term of this Lease shall survive the termination of this Lease, anything herein on the contrary notwithstanding.

19. TENANT'S DEFAULT:

IN THE EVENT that the Tenant shall make default in the payment of any sum required to be paid by it or shall make default in the performance of any covenant or the doing of anything required to be performed or done by it hereunder, then the Landlord shall, following the expiry of all cure periods provided for in this Lease, have the right to pay any such sum so in default or to perform or to do any such thing and such sums so paid or the costs of performing or doing such things, and in every such case, shall be deemed to be Additional Rent payable under the provisions of this Lease and the Landlord shall be entitled to charge all such sums or monies to the Tenant and the Tenant shall pay them forthwith on demand; and the Landlord, in addition to any other rights, shall have the same remedies and may take the same steps for the recovery of all such sums or monies as it might have and take for the recovery of Rent in arrears under the terms of this Lease. All arrears of Rent and monies payable as Rent or Additional Rent under the terms of this Lease which are in arrears shall bear interest at the rate of Three (3) percentage points above the "Prime Rate" as established by the Bank of Canada per annum from the time such arrears become due and payable until paid to the Landlord.

20. SALE OR LETTING:

THE LANDLORD shall have the right at any time during the term, unless the Tenant has exercised their option(s) to renew, hereby demised to place upon the Leased Premises a notice of reasonable dimensions and reasonably placed so as not to interfere with the Tenant's business, stating that the Leased Premises are for sale, and at any time during the last six (6) months of the term that the Leased Premises are for lease, and the Tenant shall not remove such notices, or permit the same to be removed.

21. SIGNS:

Tenant shall be allowed building signage on the building facade, the building directory, any monument and on the exterior of the building in a prominent place as mutually agreed to by Tenant and Landlord and shall be removed and made good at the Tenant's expense at the expiry or earlier termination of the Lease and prior to the Tenant vacating the Lease Premises.

22. TENANT'S IMPROVEMENTS:

Except as otherwise expressly provided herein any building, erection or improvement placed or erected in or upon the Leased Premises, or upon which the Leased Premises are situate, apart from Tenant's fixtures, shall become a part thereof and shall not be removed and shall, to the

extent that the same are utilized by the Tenant, be subject to all the provision of this Lease. No building, erection or improvement shall be erected in or upon, or adjacent to the Leased Premises, or upon the lands upon which the Leased Premises are situate, without the prior written consent of the Landlord.

The Tenant shall have the absolute right at its sole cost and without first obtaining the Landlord's consent to: a) upgrade the power to the building, b) install windows along the west wall of the warehouse, c) and install showers.

23. TENANT'S CONSENT:

THE TENANT covenants that within ten (10) business days of Tenant's receipt, it will if and whenever reasonably required by the Landlord, and at the Landlord's expense, if necessary, consent to and become a party to any reasonable instrument relating to this Lease, including the delivery of statements as of the status of this Lease, which may be required by or on behalf of any purchaser, mortgagee or insurer or other person, firm or corporation, which may have an interest in the Leased Premises and in addition to cause this Lease to be subordinated to any incidental mortgage or charge against the lands and building of which the Leased Premises form part. So long as Tenant shall pay the Rent and comply with, abide by and discharge the terms, conditions, covenants and obligations on its part, to be kept and performed herein and shall attorn to any successor in title, notwithstanding the foregoing, the peaceable possession of the Tenant in and to the Leased Premises for the Term of this Lease, shall not be disturbed, in the event of the foreclosure of any such mortgage or deed of trust, by the purchaser at such foreclosure sale or such purchaser's successor in title. Landlord agrees to obtain for, and deliver to, Tenant, a commercially reasonable form of non-disturbance and attornment agreement ("SNDA") from the existing and any future mortgagee(s). The Landlord shall obtain an SNDA from the existing mortgagee within thirty (30) days following the Commencement Date.

24. RULES:

(a) The Tenant acknowledges and agrees that the Landlord shall have the right to promulgate reasonable rules and regulations which are not in contradiction of the terms of this Lease, copies of which shall be delivered to the Tenant to regulate the use of the outside areas and facilities about the building of which the Leased Premises form a part, provided that such restrictions shall not hinder the use of the Leased Premises by the Tenant. The Tenant agrees that for its benefit and welfare, such reasonable rules and regulations shall form part of this Lease and shall be binding upon the Tenant, provided that nothing herein contained shall require or be deemed to require the Landlord to promulgate any such rules or regulations or to regulate in any manner whatsoever the use of the outside areas and facilities.

(b) The Tenant, its employees, invitees, and customers and persons connected with the Tenant (subject and except as in this Lease provided), as appurtenant to the Leased Premises during the term of this Lease and any renewal period thereof shall have the right in common with others entitled thereto from time to time to use the driveways, walkways, lawns (if any), ramps and other common outside areas and facilities in and about the lands described in Paragraph (1) "Leased Premises", hereof except parking as may from time be designated by the Landlord for the use of, or benefit of, such person or others for the purpose of

ingress to and egress from the Leased Premises. The Tenant shall not unreasonably block or in any manner hinder the Landlord from so doing.

(c) Landlord's Discretion: Subject as herein provided, the Landlord shall have the right to make such changes, improvements, diminutions, expansions or authorizations as the Landlord may from time to time in its discretion determine in respect of the outside ways, areas and facilities or any part thereof.

25. LANDLORD'S MAINTENANCE:

THE LANDLORD and any persons authorized by the Landlord shall have the right to install, maintain and/or repair pipes, wires, ducts or other installations in, under or through the Leased Premises, or in, under or through the outside areas and facilities about the Leased Premises, for or in connection with the supply of any services to the Leased Premises but nothing herein contained shall oblige the Landlord to make such installation or do such maintenance or effect such repairs. The Landlord shall make all such repairs as quickly as possible and in such manner as to inconvenience the Tenant to the least possible extent, but the Landlord shall not be liable for any losses or damages which may be incurred by the Tenant as a result thereof.

26. PERFORMANCE:

THE FAILURE of the Landlord or Tenant to insist upon a strict performance of any of the agreements, terms, covenants and conditions hereof shall not be deemed to be a waiver of any subsequent breach or default in any of such agreements, terms, covenants, and conditions. A waiver to be valid must be in writing and signed by the party making the waiver. All rights and powers reserved to the Landlord or Tenant hereunder may be exercised either by the Landlord or Tenant or their respective agents or representatives from time to time and all such rights and powers shall be cumulative and not alternative.

27. NOTICE:

(a) ANY NOTICE, request or demand herein provided or permitted to be given by the Tenant to the Landlord shall be sufficiently give if mailed by postage prepaid via reliable express courier service, or personally delivered to the Landlord addressed to him at:

JEFFREY LOUIS COOPER
c/o Jeff Cooper Property Management
23930 Craftsman Road
Calabasas, California
USA 91302

Phone: (818) 223-9009
Fax: (818) 223-8999

Email: jeff@jeffcooper.com

(b) ANY NOTICE herein provided or permitted to be given by the Landlord to the Tenant shall be sufficiently given if mailed by postage prepaid registered mail,

reliable overnight courier or personally delivered to the Tenant addressed to it at the Leased Premises or at:

HYDROGENICS CORPORATION
220 Admiral Road
Mississauga, ON
L5T 2N6

Phone: 905.361.3660
Fax: 905.361.3626

Email:counsel@hydrogenics.com and ldavis@hydrogenics.com

Attention: Lawrence Davis

(c) ANY SUCH NOTICE give as aforesaid shall be conclusively deemed to have been given on the day on which such notice is delivered,. Either party may, at any time, give notice in writing to the other of any change of address of the party giving such notice, and from and after the giving of such notice, the address of such party for the giving of notices hereunder shall be noted accordingly. The word "notice" in this paragraph shall be deemed to include any request, statement or other writing in this Lease provided or permitted to be given by the Landlord to the Tenant or by the Tenant to the Landlord. Such Notice may be given by email provided that an acknowledgement of receipt is provided by the recipient within 24 hours of receipt of Notice. In the case of electronic communication, (email) Notice Periods, where applicable , commence from the time written Notice is acknowledged.

28. EXPROPRIATION:

IF AT ANY TIME during the term hereby granted any public body or paramount authority shall take or expropriate the whole or a portion of the Leased Premises, then the following provisions shall apply:

(a) If such expropriation or compulsory taking does not materially affect that Tenant's use of the lands, or portion of the Leased Premises so taken or expropriated (whether fixed by agreement or otherwise), the Landlord and Tenant will co-operate with each other so that each may receive the maximum award that it is entitled to at law.

(b) If such expropriation or compulsory taking does materially affect the Tenant's use or enjoyment of the Leased Premises, then this Lease, at the Tenant's option, shall be deemed to terminate and the term hereof shall terminate on the date upon which the expropriating or taking authority requires possession of the lands so expropriated or taken, and in such event the Landlord shall be entitled to receive the entire compensation awarded or settlement for the land and/or building to be taken or expropriated, whether fixed by agreement or otherwise, save and except for that portion thereof as is specifically awarded or allocated to the Tenant on account of termination of this Lease including awards in respect of

leasehold improvements, equipment, personal property, business interruption expenses and moving costs or other interests.

29. RENT FORWARDING INSTRUCTIONS:

Tenant shall forward monthly Rent payments payable to Jeffrey Louis Cooper, as set forth in Schedule "C" directly to Landlord's Bank by check or by wire. Tenant shall include Landlord's account number and property address on all checks.

CIBC

10 Disera Drive
Suite 180
Thornhill, Ontario
Canada L4J 0A7

Attention: Jeff Cooper c/o Rose Macri

Phone: (905) 881-2747
Phone: (905) 881-4530 (Mina asst.)
Fax: (905) 881-3475

Account Number: 71-98930

Wire Information

Account Name: Jeffrey Cooper
Account Number: 71-98930
Branch Number: 09542
Bank ID: CIBC 010
Swift Code: CIBC CATT

30. TENANT'S WORK:

THE TENANT shall not proceed with any work within or affecting the Leased Premises:

(a) (save and except as otherwise expressly provided for in Section 22 of this Lease), without the Landlord's prior written approval, which approval shall not be unreasonably withheld; and,

(b) unless it has first obtained all necessary permits, approvals, and required inspections from governmental and municipal agencies and any such work shall comply with all laws, statutes, ordinances, orders, rules and/or regulations, by-laws, building and fire codes of such governmental and municipal agencies.

THE TENANT shall forward copies of all plans, which shall be stamped by a duly qualified engineer or architect, as applicable, in both hard copy and electronic or AutoCAD form to Landlord for Landlord's approval and permanent records.

THE TENANT shall supply copies to Landlord of all permits and Certificates of Occupancy, as required by law and Authorities having jurisdiction.

THE TENANT agrees to complete all work necessary to prepare the Leased Premises for the Tenant's use at its own expense, save and except for those items described as Landlord's Work. All of Tenant's work shall, except as otherwise expressly provided in this Lease, remain at the Leased Premises upon expiration of the Lease Term except for Tenant's removable paneling and wall fixtures and furniture, trade fixtures, signs, goods and materials used in Tenant's business.

31. DISCHARGE OF LIENS:

THE TENANT shall promptly pay all of its contractors and suppliers and shall do any and all things necessary so as to minimize the possibility of a lien attaching to the Leased Premises and should any such lien be made or filed, the Tenant shall vacate or discharge it within ten (10) days following the date that the Tenant becomes aware of the registration of such lien, provided however that the Tenant may contest the validity of any such lien and in so doing shall obtain an order of a Court of competent jurisdiction vacating the lien from the title to the Leased Premises by payment into Court or by furnishing to the Landlord security satisfactory to the Landlord in nature and amount against all loss or damage which the Landlord might suffer or incur thereby. If the Tenant shall fail to discharge or vacate any lien, then in addition to any other right or remedy of the Landlord, the Landlord may, but it shall not be so obligated, vacate the lien by paying the amount claimed to be due into Court and the amount paid by the Landlord together with all costs and expenses including solicitor's fees (on a solicitor and his client basis) incurred to vacate the lien shall be due and payable by the Tenant to the Landlord as Additional Rent on demand.

32. OPTION TO RENEW:

THE TENANT, provided that it is not then in default beyond any applicable notice and cure period, has the option to extend the lease for two (2) further periods of three (3) years each upon six (6) months prior written notice to the Landlord.

The Annual Base Rent for the **Renewal Period 1** shall be **$6.00** per rentable square foot per year, with $.25 cent annual escalations.

The Annual Base Rent for the **Renewal Period 2** shall be **$6.75** per rentable square foot per year, with .25 cent annual escalations.

IN THE EVENT that the Tenant wishes to vacate at the termination of the original Lease term, or any ensuing option period, the Tenant shall notify the Landlord of its intent to vacate (6) months prior to the termination of the Lease term or renewal period, as applicable.

33. AGREEMENT:

THIS INDENTURE and everything herein contained shall enure to the benefit of, and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns, as the case may be, subject to the consent of the Landlord being obtained as hereinbefore provided to any assignment or sublease of the Leased Premises by the Tenant.

34. SCHEDULES:

SCHEDULE "A", "B", and "C" attached hereto and made a part of this Lease.

35. LIMITATION OF LIABILITY:

Neither Landlord nor Tenant shall be liable for, and each party waives the right to claim, any indirect, special, consequential, punitive or exemplary damages, including, without limitation, loss of revenue or loss of profits, regardless of the form of action, whether in contract, tort (including negligence) or otherwise and even if the other party has been advised of the possibility of such damages.

This provision shall apply to all indemnifications hereunder, and even in the case of a breach of condition, a breach of an essential or fundamental term or a fundamental breach of the Lease.

36. CONFIDENTIALITY:

Landlord and Tenant agree each party shall not disclose any facts associated with this transaction to a third party without the prior written consent of the other party. Except that each party may disclose to its attorney's, and service providers as required in either party's opinion to adequately and effectively effectuate this transaction. No press release, internet article or other such publicity of any kind to the public or press are permitted without the other party's permission.

37. CONFIDENTIALITY AND NONDISCLOSURE:

As Landlord and Landlord's agents will have reasonable access rights to the Leased Premises, Landlord will come into contact with Tenant's business information. Landlord agrees that any information which it gathers, observes or comes into contact with pursuant to this Lease about Tenant operations and business practices, shall be kept confidential and not disclosed to any third party without the prior written consent of Tenant except as required by law. Landlord agrees that it will not in any manner use its knowledge of Tenant's business for the benefit of any other person or company or divulge to others information or data concerning Tenant's business affairs, including the names of customers, names of employees, marketing strategies or terms or particulars of Tenant's business. The Landlord further agrees not to use or disclose to any party any information, systems, ideas, processes, practices, methods of operation or manufacture observed at Tenant's Leased Premises. Landlord agrees to inform all of its representatives or agents that will access the Tenant Leased Premises of this confidentiality requirement. In addition, anyone who enters the Tenant Leased Premises must comply with the instructions of Tenant security personnel on areas of the Leased Premises that require escorted access and sign the Tenant security logs as visitors. In the event Landlord enters the Leased Premises during non-business hours or in the event of an emergency, Landlord will notify Tenant in writing within one (1) business day of its entry and the reason therefor.

38. LANDLORD'S BANKRUPTCY:

If this Lease is rejected by a trustee or debtor in any bankruptcy case in which Landlord is a debtor, such rejection shall amount to a breach of this Lease by Landlord and Tenant may, at its sole discretion, either (i) treat this Lease as terminated, or (ii) retain its rights under this Lease, as provided in Section 365(h)(1) of the Bankruptcy Code.

39. LANDLORD'S DEFAULT AND TENANT'S REMEDIES:

Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of sixty (60) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within sixty (60) days, such default shall be deemed to have been cured if Landlord commences such performance within said Sixty day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, except as otherwise set forth herein, Tenant may perform said obligation and deduct the amount from Rent, sue for injunctive relief or to recover damages for any loss directly resulting from the breach, in addition to any other remedies Tenant may have against Landlord at law or in equity.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals, or their corporate seals duly attested by the hands of their respective signing officers duly authorized in that behalf.

SIGNED, SEALED AND DELIVERED
in the presence of

Witness

JEFFREY LOUIS COOPER
(Landlord)

Jeffrey Louis Cooper

Date: Aug 23, 2010

HYDROGENICS CORPORATION
(Tenant)

Per:

Officer Name: Lawrence E. Davis

I have authority to bind the Corporation

Date: August 17. 2010

7026560.8

SCHEDULE "A"

Site Plan


(BY PLAN 43M-948)
ADMIRAL BOULEVARD
N39°22'30"E
N37°37'20"E 34.87
PART 20 43R-17459
PART 21 43R-17459
PART 22 43R-17459
PART 23 43R-17459
17.87
25,300 SF
BUILDING
(UNDER CONSTRUCTION)
108.77
109.82
N44°33'10"W
LOT 16
LOT 17
LOT 18
LOT 19
43M -
LAN
PARCEL PLAN - 1
SECTION 43M-948
30.18
30.18
60.36
N39°16'30"E

SCHEDULE "A" page 2

(Existing layout)




W.R.
204
W.R.
205
W.R.
204
W.R.
205
OFFICE
5
203
CORR
206
OFFICE
8
207
OFFICE
6
202
OFFICE
7
201

2ND FLOOR PLAN

David Rebello, Hydrogenics Corp.
5985 McLaughlin Rd, Mississauga ON, L5R 1B8
t905.361.4550, f905.361.3626, c416.895.7948

Schedule "B"

INFORMATION FOR THIS S. P. PLAN
TAKEN FROM A SURVEY OF A
PLAN OF SUBDIVISION OF
PART OF LOT 10, CONCESSION I
EAST OF HURONTARIO STREET
CITY OF MISSISSAUGA
REGIONAL MUNICIPALITY OF PEEL

BY HELMUT PILLAR O.L.S.
APRIL 26 1989

REG. PLAN 43M-948

STATISTICS

LOT AREA - 0.65 ha (1.61 AC) = 70,131.6 SF ±

G.F.A.
GRND. FLR. - 2229.6 M² ± (24,000 S.F. ±)
MEZZANINE - 120.8 M² ± (1,300 S.F. ±)
TOTAL - 2350.4 M² ± (25,300 S.F. ±)

PARKING REQUIRED = $\frac{2350.4}{100}$ X 1.6 = 38 CARS

PARKING PROVIDED = 39 CARS



DERRY ROAD EAST
HURONTARIO ST.
BOULEVARD

Schedule "C"

Term	Size	Net Rent	Annual	Mthly.	14 Mths.	Est. TMI	TMI Mthly.	HST Mthly.
Sep. 1, 2010 - Aug. 31, 2011	25300	5.25	132825	11068.75		2.95	6219.58	2247.48
Sep. 1, 2011 - Aug. 31, 2012	25300	5.5	139150	11595.83		2.95	6219.58	2316.00
Sep. 1, 2012 - Oct. 31, 2013	25300	5.75	145475	12122.92	169720.8	2.95	6219.58	2384.53
2nd Term (if renewed)								
Nov. 1, 2013 - Oct. 31, 2014	25300	6	151800	12650.00		2.95	6219.58	2453.05
Nov. 1, 2014 - Oct. 31, 2015	25300	6.25	158125	13177.08		2.95	6219.58	2521.57
Nov. 1, 2015 - Oct. 31, 2016	25300	6.5	164450	13704.17		2.95	6219.58	2590.09
3rd Term (if Renewed)	6.75 + .25 escalation per year of term							
Deposit								
First Month Net Rent	11068.75							
First Mth. TMI	6219.58							
First Mth HST	2247.48	1st sub	19535.82					
Security Mth Net Rent	12122.92							
Last Mth. Est. TMI	6219.58							
Last Mth. HST	2384.53	sec. Sub	20727.03					
Total	40262.84							
Received	40500							
To Be Reconciled	237.16							

LEASE

BETWEEN:

JEFFREY LOUIS COOPER

(Landlord)

-and-

HYDROGENICS CORPORATION

(Tenant)

PROPERTY ADDRESS: 220 Admiral Road
Mississauga, Ontario
L5T 2N6 Canada